EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to 2016 Associate Stock Purchase Plan of Wal-Mart Stores, Inc. for the registration of 20,000,000 shares of the common stock, $0.10 par value per share, of Wal-Mart Stores, Inc. of our reports dated March 30, 2016, with respect to the consolidated financial statements of Wal-Mart Stores, Inc. and the effectiveness of internal control over financial reporting of Wal-Mart Stores, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended January 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Rogers, Arkansas
October 11, 2016